
IPO

                                                                     Transactions effected pursuant to Rule 10F3.


Series                              R.J.      FORM     YRS. IN
#       FUND:                     INVOLVED?  REC'D?  BUSINESS:          SECURITY:                     DATE OF PURCHASE:

Growth and Income Trust    IPO    YES         YES      11+              Macquarie Infrastructure Co.  December 16, 2004
Growth and Income Trust    IPO    YES         YES      11+              Macquarie Infrastructure Co.  December 16, 2004



 DATE OFFERING        PURCHASE                SECURITIES          AMOUNT             TOTAL
  COMMENCED:           PRICE:    COMMISSION:  ACQUIRED FROM:      PURCHASED:       OFFERING:

  December 16, 2004    25.00                  Merrill Lynch        $357,500       $535,000,000.00    6.25%
  December 16, 2004    25.00                    Citigroup         $1,025,000      $535,000,000.00    6.25%
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